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Exhibit 10.15
                                     FORM OF
                           FIRST AMENDED AND RESTATED
                              MANAGEMENT AGREEMENT
                                    [Project]

                  THIS FIRST AMENDED AND RESTATED MANAGEMENT AGREEMENT (this "Agreement") is made as of the 30th day of June, 1999 by and between [ ], a Delaware corporation (the "Management Firm"), and [ ], a Delaware limited liability company (the "Leasehold Tenant").

                               W I T N E S S E T H

                  WHEREAS, the Leasehold Tenant executed and delivered that certain Lease and Security Agreement dated as of the Documentation Date (the "Lease"), whereby the Leasehold Tenant leased from [ ], [ ] (the "Lessor"), property, together with all improvements built or to be built thereon, located in [ ] all as more fully described in the Lease (the "Property"); and

                  WHEREAS, Balanced Care Corporation, a Delaware corporation ("BCC"), the Leasehold Tenant, and Elder Care Operators, LLC, a Delaware corporation which is the sole member of the Leasehold Tenant (the "Member"), entered into that certain First Amended and Restated Shortfall Funding Agreement of even date herewith (the "Shortfall Agreement"), whereby, among other matters, the Leasehold Tenant agreed to deposit immediately available funds from time to time to fund the Working Capital Reserve (to be used to fund Shortfalls) as more fully provided in the Shortfall Agreement; and

                  WHEREAS, as of June 30, 1999, Kevin Sherry (the "Guarantor") acquired 1% of the equity interests in the Leasehold Tenant from Oakhaven Elder Living, Inc., a California corporation (the "Oakhaven Interests"), and all equity ownership interests in the Member (which Member, prior to the date hereof, held 99% of the equity interests in the Leasehold Tenant), pursuant to an Equity Interests Purchase Agreement of even date herewith; and

                  WHEREAS, the Guarantor transferred the Oakhaven Interests to Member, such that Member is now the owner of 100% of the equity interests in the Lessee; and
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                  WHEREAS, the Management Firm and the Leasehold Tenant entered into a Management Agreement dated as of the Documentation Date (the "Original Management Agreement"), whereby the Leasehold Tenant appointed the Management Firm as the exclusive manager and operator of the Facility on behalf of the Leasehold Tenant, as an independent contractor pursuant to the terms and conditions therein; and

                  WHEREAS, the Leasehold Tenant and the Management Firm desire to enter into this Agreement to amend and restate the Original Management Agreement in its entirety.

                  NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Scope of Work. The Leasehold Tenant hereby appoints the Management Firm as the exclusive operator and manager of the Facility during the term of this Agreement. The Management Firm shall have full responsibility and authority in the name and on behalf of the Leasehold Tenant to operate and manage the Facility and hereby covenants and agrees to take all actions necessary or desirable to operate and manage the Facility and to fulfill its duties hereunder, including without limitation to: (i) operate and maintain the Facility on behalf of the Leasehold Tenant as a personal care home/assisted living facility providing personal care services; (ii) collect all room and board revenue, as well as other revenue, and timely pay all debts and other obligations relating to the Facility, including rent and other charges due under the Lease Documents, payments of principal and interest under the Senior Note, payments of interest on BCC advances of Shortfall operating expenses, fixed expenses and taxes; (iii) request from BCC funds held as Collateral pursuant to the Deposit Pledge Agreement to apply toward the payment of any obligation incurred in connection with the operation of the Facility, the Lease Documents and the Senior Note, (iv) ensure the Facility complies with applicable Federal, state and local laws and regulations; (v) provide all necessary services to ensure that the Facility provides quality care to its residents; (vi) recruit, hire and train personnel as needed for the operation of all departments and services of the Facility; (vii) maintain such bank accounts as may be necessary or desirable for the operation of the Facility (the "Operating Accounts");
(viii) establish salary levels, performance

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standards, personnel policies and employee benefits for the Leasehold Tenant's employees; (ix) comply with all terms of the Lease; and (x) to take all other actions necessary or desirable to operate and manage the Facility in accordance with prudent practice and industry standards.

             Without limiting the generality of the foregoing, the Management Firm shall, as part of its management duties hereunder and on behalf of (and at the sole cost of) the Leasehold Tenant, perform each and every obligation of the Leasehold Tenant under the Lease and the Lease Documents (exclusive of the Development Agreement) through out the term thereof, including all representations and warranties of the Leasehold Tenant contained therein, to the extent applicable. Additionally, the Management Firm shall collect all revenues of any kind or nature from the Facility, and so long as any amounts are owing to Lessor under the Lease and the other Lease Documents make payments of rent and other sums due and owing to Lessor under the Lease from revenues of Facility or as otherwise provided in the Transaction Documents.

             Further, the Management Firm shall distribute to the Leasehold Tenant (for further distribution to the Member, if applicable) from the Operating Accounts any Federal, state or local income or sales tax due by the Leasehold Tenant in connection with revenue derived exclusively from the Facility or due by Member as a result of earnings of the Leasehold Tenant in connection with the Facility (other than income tax relating to Option Payment, or the exercise of the Asset Purchase Option or the Option).

             In performing its duties, the Management Firm (through its in-house corporate staff or independent contractors) shall perform the following with respect to the Facility, as well as any other matters reasonably related thereto commencing upon the date of this Agreement:

             (a)   Management Information Systems (MIS)

                   Support centralized Facility information system which
             provides systems management for the following areas:

                         --    Accounts Payable
                         --    Payroll
                         --    Financial Reporting

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                         --    Marketing
                         --    General Ledger

             The Management Firm shall be responsible for billing and collection of accounts receivable generated in connection with the Facility.

             (b)   Legal Counsel

                   (i) Prepare or coordinate with outside legal counsel for
             preparation of documents for operation of the Facility, including resident agreements, supplier/vendor contracts, service contracts, equipment leases and other ancillary contracts; (ii) prepare or coordinate licensure and other regulatory applications; (iii) coordinate all litigation involving the Facility with local counsel or the insurance companies; (iv) coordinate with local counsel on local law issues affecting the Facility; (v) process working capital requests from the Working Capital Reserve or otherwise, and apply for, negotiate and obtain letters of credit or other credit enhancements from lending institutions; and (vi) provide legal counsel or coordinate with local counsel to provide counsel to the Facility's Human Resources Department.

             Without limiting the generality of Section 2 and Section 10 below, the parties acknowledge that all outside counsel expenses under the foregoing paragraph shall be an expense allocable to the Facility.

             (c)   Accounting/Tax

                   (i) Provide an accountant to supervise all accounting
             activities; (ii) implement accounting policies and guidelines;
             (iii) provide a centralized cash management system; (iv) deposit in Operating Accounts established in the Facility's name all funds received from the operations of the Facility, satisfy obligations of the Facility from such Operating Accounts, and not commingle funds in the Operating Accounts with any other funds; (v) negotiate and administer working capital lines of credit available to the Facility; (vi) supervise

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             the Facility's internal control structure; (vii) provide payroll, income and real estate tax support as follows: prepare or supervise preparation of all tax returns, assist the Facility in the event of a tax audit, assist the Facility with technical issues relating to payroll, excise and other taxes, prepare all tax returns of the Leasehold Tenant in connection with the Facility and monitor pending and final Federal, State and local tax Law changes; (viii) perform periodic site visits to review the Facility's accounting and tax records; (ix) provide operations expertise through site visits and strategies to maximize fiscal performance; and (x) develop and implement a budget for operations, capital outlay and cash requirements. All checks or other documents for withdrawal of funds shall be signed by the appropriate officer of the Management Firm or its designee. Deposits may be made by the appropriate officer of the Management Firm or its designee.

             (d)   Human Resources

                   (i) Implement all personnel policies and guidelines; (ii)
             recruit management personnel of the Facility, including the community director of the Facility, which recruitment and the salaries related thereto shall be an expense of the Leasehold Tenant; (iii) provide on-going training for the Facility's Human Resources Director; (iv) negotiate and administer all employee benefit plans including health insurance, dental insurance, life insurance, long-term disability insurance, and retirement/401K; (v) negotiate and administer general and professional liability, workers' compensation, property, and vehicular insurance plans;
             (vi) monitor the Facility's compliance with Federal, State and local employment Laws; (vii) respond to all government compliance agencies and legal proceedings as necessary; (viii) implement and monitor safety/loss control programs; (ix) develop and implement career planning and manpower development strategies; (x) recruit, employ and train personnel as needed for the operation of all departments and services

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             of the Facility; and (xi) establish salary levels, performance standards, personnel policies and employee benefits for all employees within applicable budgetary and regulatory limits. The Leasehold Tenant acknowledges and agrees that all personnel employed at the Facility shall be deemed the employees of the Management Firm, but shall be paid salaries and wages (including employment taxes and the like) by the Leasehold Tenant as part of the expenses of the Facility.

             (e)   Program Development

                   (i) Provide ongoing program development and management
             consultation; (ii) supply select program manuals for local modification and implementation; and (iii) provide program development/management training. A community director shall be engaged by the Management Firm for the Facility. Such community director shall be an employee of the Management Firm, but his/her salary and employee benefits shall be paid by the Leasehold Tenant as an expense incurred in connection with the operations of the Facility.

             (f)   Quality Management

                   (i) Provide model quality management systems and implement such including risk management, resident/family satisfaction, licensing and accreditation, and program evaluation; and (ii) provide ongoing monitoring of the Facility resident outcomes, compare with regional and national norms, and make program modifications.

             (g)   Marketing/Communication

                   (i) Hire, direct and supervise marketing department staff;
             (ii) train staff (program managers, rehabilitation liaisons, marketing representatives, etc.) in marketing skills; (iii) organize strong sales efforts within the target area, develop program mix strategies, and develop marketing plans for the Facility; (iv) establish an intake/admission system and

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             continuously review the admission process; (v) develop image building advertising strategies for the Facility; and (vi) develop and produce Facility selected promotional literature. The director of marketing shall be an employee of the Management Firm, but such person's employee benefits and salary (including employment tax and the like) shall be paid by the Leasehold Tenant as an expense incurred in connection with the operations of the Facility.

             (h)   Contracting

                   Negotiate and execute contracts and agreements related to the
             Facility with third parties and parties affiliated with the Management Firm; provided that all contracts and agreements with parties affiliated with the Management Firm shall be on terms no less favorable than terms for comparable contracts and agreements with unaffiliated parties.

             (i)   Miscellaneous

                   (1) Obtain and maintain in accordance with all applicable laws and regulations all licenses, approvals and certifications required for operation of the Facility and use reasonable efforts to procure eligibility for participation in other applicable referral or payor programs. Comply with all notification and reporting requirements imposed under laws and regulations in connection with the operation of the Facility.

                   (2) Purchase supplies, using procurement practices in accordance with industry standards, and purchase or lease equipment under national and regional agreements or purchase contracts of the Management Firm or its affiliated companies and provide to the Leasehold Tenant all benefits resulting therefrom to the extent permitted by their terms and by Law. All such supplies so purchased shall become property of the

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                         Leasehold Tenant. Once leases are completed, equipment
                         shall become property of the Leasehold Tenant.

                   (3) Review and analyze the performance of ancillary services under contract and negotiate contractual arrangements therefor.

                   (4) Maintain books and records for the Facility at the Management Firm's address herein for the purpose of providing services under this Agreement. The Management Firm shall make available to the Leasehold Tenant and any lessor leasing the Facility to the Leasehold Tenant, and their respective agents, accountants, and attorneys during normal business hours all books and records pertaining to the Facility, and the Management Firm shall promptly respond to any questions of the Leasehold Tenant or any such lessor with respect to such books and records and shall confer with the Leasehold Tenant and any such lessor at all reasonable times, upon request, concerning the operation of the Facility.

                   (5) Order, supervise and conduct a program of regular maintenance and repair of the Facility at the Leasehold Tenant's cost and expense. So long as the Lease is in full force and effect, such maintenance and repair program shall comply with the requirements of the Lease related thereto.

                   (6) Supervise and provide for the operation of food service facilities for the Facility.

                   (7) Make periodic evaluations of the performance of all departments of the Facility and investigate and report, upon request, any inconsistency between expenditures and budget.

                   (8) Implement all policies and procedures reasonably necessary for the operation of

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                         the Facility consistent with applicable regulations.

                   (9) Foster a working relationship between the Management Firm and any authorized volunteer or auxiliary groups interested in providing support to the Facility and residents of the Facility.

2. Additional Services. It is the intention of the parties that the Management Firm be responsible for providing all service necessary or desirable for the efficient and orderly management and operations of the Facility; provided, the cost and expense of operating the Facility is to be paid by the Leasehold Tenant. The Management Firm shall actively utilize staff specialists in its employ or that of its affiliates in such areas as accounting, budgeting, marketing, reimbursement, dietary, housekeeping, clinical, pharmaceutical, purchasing and third party payments in the management of the Facility when considered desirable by the Management Firm. The expense of such personnel shall be the responsibility of the Leasehold Tenant, allocable to the Facility.

3. Financial Statement. The Management Firm shall prepare and deliver to the Leasehold Tenant an unaudited balance sheet within forty-five (45) days after the close of each fiscal quarter of the Leasehold Tenant. The Management Firm shall also cause an unaudited annual statement to be made of the financial records of the Facility and a copy of such report shall be provided to the Leasehold Tenant as soon as it is available after the end of the fiscal year. The cost of the reports shall be an expense of the Facility and shall be paid for by the Leasehold Tenant as an expense allocable to the operation of the Facility. The fiscal year for the Facility shall coincide with the Leasehold Tenant's fiscal year. All financial statements are to be prepared in accordance with GAAP. The Management Firm shall cause to be prepared all financial statements required of the Leasehold Tenant pursuant to the Lease and other Lease Documents; provided, however, the Leasehold Tenant shall provide all information reasonably requested by the Management Firm in connection with the preparation of such financial statements, and shall certify to the Management Firm, BCC and Lessor that such statements are, to the best knowledge of the Leasehold Tenant, true and correct in all material respects.

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4. Property Interests/Confidentiality. (a) The technical systems, methods, policies, procedures and controls, copyrights, "know-how", tradenames, trademarks, servicemarks, other registered names or marks and all other intellectual property rights related thereto employed by the Management Firm (the "Intangible Rights") are to remain the property of the Management Firm and are not, at any time, to be utilized, distributed, copied or otherwise employed or acquired by the Leasehold Tenant except as authorized in writing by the Management Firm or except as may be required by Law.

             (b) The Leasehold Tenant understands and acknowledges that the Management Firm has devoted substantial time, energy and expense to developing a process and procedure to manage and operate facilities such as the Facility, and that such processes, procedures, Intangible Rights and the information and materials compiled or prepared in connection therewith, including without limitation marketing plans, business plans, pricing information , information on competition, demographics, suppliers and providers of services and financing arrangements (collectively "Confidential Information") are proprietary to the Management Firm and the confidential information of the Management Firm. The Leasehold Tenant shall not disclose to any party any Confidential Information, without the prior written consent of the Management Firm, except as may be required by Law.

             (c) The provisions of this Section shall survive the expiration or sooner termination of this Agreement.

5. Term of Agreement. The term of this Agreement shall commence upon the date hereof, and continue for a period of nine (9) years thereafter. This Agreement shall be automatically renewed for additional consecutive one (1) year terms unless either party gives the other party notice of its intent not to renew, which notice must be given at least ninety (90) days prior to the expiration of the then current term.

6. Termination. (a) The Leasehold Tenant may terminate this Agreement upon written notice if the Management Firm defaults in the performance of any material covenant, agreement, term or provision of this Agreement to be performed by it and such default continues for a period of forty-five (45) days after written notice to the Management Firm from the Leasehold Tenant stating the specific default or, if such default is not subject to cure within forty-five (45) days, such longer period as may be

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required to effect a cure, provided the Management Firm initiates curative action within forty-five (45) days and thereafter is diligently and in good faith pursuing such cure.

             (b) The Management Firm may terminate this Agreement upon written notice in the event any one or more of the following events shall occur, so long as the following do not result from a failure of the Management Firm to perform its obligations and duties hereunder:

                   (1) If the Leasehold Tenant shall fail to timely pay to the Management Firm any Management Fee required to be paid in accordance with Paragraph 9 hereof and such failure continues for ten (10) days after written notice to the Leasehold Tenant; or

                   (2) If the Leasehold Tenant defaults in the performance of any other material covenant, agreement, term or provision of this Agreement to be performed by the Leasehold Tenant and such default continues for a period of forty-five (45) days after written notice to the Leasehold Tenant from the Management Firm stating the specific default or, if such default is not subject to cure within forty-five (45) days, such longer period as may be required to effect a cure, provided the defaulting party initiates curative action within forty-five (45) days and thereafter is diligently and in good faith pursuing such cure; or

                   (3) If the Facility or a material portion thereof is damaged or destroyed by fire or other casualty and the Leasehold Tenant fails to commence to repair, restore, rebuild or replace any such damage or destruction within ninety (90) days of the occurrence of such damage or destruction, and thereafter to complete such work within a reasonable period of time.

             In the event of termination of this Agreement by either party pursuant to Section 6(a) or 6(b) above, the Management Firm

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shall have the right to enter the Facility and remove all of its personal property and Intangible Rights material.

7. Liability and Indemnification/Force Majuere. (a) By the Management Firm. The Management Firm shall indemnify, defend, save and hold harmless the Leasehold Tenant, its members, shareholders, officers, directors, employees, or agents from and against all demands, claims, actions, losses, damages, deficiencies, liabilities, costs and expenses (including, without limitation, attorney's fees, interest, penalties and all amounts paid in investigation, defense or settlement of any of the foregoing) asserted against or incurred by the Leasehold Tenant, its members, shareholders, officers, directors, employees, or agents, in connection with, or arising out of, or resulting from (i) a breach of any covenant, agreement, representation or warranty of the Management Firm or (ii) the negligent or willful acts or omissions of the Management Firm, its employees or agents. The provisions of this Section shall survive the expiration or sooner termination of this Agreement.

             (b) By the Leasehold Tenant. The Leasehold Tenant shall indemnify, defend, save and hold harmless the Management Firm, its shareholders, officers, directors, employees, or agents from and against all demands, claims, actions, losses, damages, deficiencies, liabilities, costs and expenses (including, without limitation, attorney's fees, interest, penalties and all amounts paid in investigation, defense or settlement of any of the foregoing) asserted against or incurred by the Management Firm, its officers, directors, employees, or agents, in connection with, or arising out of, or resulting from (i) a breach of any material covenant, agreement, representation or warranty of the Leasehold Tenant or (ii) the negligent or willful acts or omissions of the Leasehold Tenant, its employees or agents. The provisions of this Section shall survive the expiration or sooner termination of this Agreement.

             Nothing contained herein shall preclude either party from asserting any claims or suits against the other party which may arise out of the terms and provisions of this Agreement.

             (c) The Management Firm shall not be deemed to be in violation of this Agreement, and its performance shall be excused, if it is prevented from performing any of its obligations hereunder for any reason beyond its control, including shortages in labor or supplies, war, acts of God,

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failure of the Leasehold Tenant to advance funds, or changes in any Law of
Federal, State or local government, or any agency thereof.

8. Relationship Between Parties. The relationship of the Management Firm to the Leasehold Tenant shall be that of independent contractor.

9. Management Fee. The Management Firm for the services rendered hereunder shall be entitled to six percent (6%) of all gross revenues of the Facility as its sole compensation for management of the Facility (the "Management Fee"). The Management Fee shall be paid monthly, and shall be based on the financial operations of the Facility as of the end of each calendar month. To the extent that the year-end audited financial statements for the Facility disclose that the Management Fee actually received during the year than ended was greater or less than what should have been received, the Leasehold Tenant shall (in case of underpayment) pay upon demand the shortfall and (in the case of overpayment) shall be credited against the Management Fee due in the next succeeding quarter such overpayment. In additional to the Management Fee, the Management Firm shall be paid on a monthly basis beginning on that date which is six months prior to substantial completion of the Facility the sum of $3,000 per month. Notwithstanding the foregoing, the employee benefits and salary of the community director and director of marketing for the Facility shall be an expense allocable to the Facility, but such community director and director of marketing shall at all times remain the employee of the Management Firm.

10. Funding of Costs and Expenses by the Leasehold Tenant. The Leasehold Tenant, and not the Management Firm, shall be responsible for the costs and expenses of all operations of the Facility. Subject to Senior Lender making advances under the Senior Note and BCC making Advances as and when required under the Shortfall Agreement, the Leasehold Tenant shall at all times provide sufficient working capital for operation of the Facility and shall deposit such capital from time to time into the Operating Accounts of the Facility in advance of the time required to be disbursed by the Management Firm.

11. Approval by the Leasehold Tenant. The Management Firm shall, not less frequently than annually, adopt a plan of operation for the Facility which shall set forth proposed staffing, budgets,

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program and related matters; which plan of operation shall be subject to approval of the Leasehold Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. The Leasehold Tenant shall not participate in the day-to-day operation of the Facility during the term of this Agreement.

12. Other Facilities. The Leasehold Tenant understands and acknowledges that the Management Firm is in the business of operating facilities such as the Facility, and that the Management Firm intends to continue to manage and operate such other facilities, which may or may not be in competition with the Facility. Nothing contained herein shall be deemed to be construed as a restriction on the Management Firm's right to so operate and manage such other existing facilities or facilities that may be opened in the future, even if such facilities are in competition with the Facility.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, Federal Express or other recognized overnight courier or sent by registered or certified U.S. mail, return receipt requested or sent by facsimile or telecopy transmission and addressed:

                         (i)      If to the Management Firm, to:

                                    c/o BCC Development and Management Co.
                                    1215 Manor Drive
                                    Mechanicsburg, Pennsylvania 17055
                                    Attention:  Legal Department

                         (ii)     If to the Leasehold Tenant, to:

                                    610 Newport Center Drive
                                    Suite 1200
                                    Newport Beach, California 92660

or to such other address or facsimile number as a party may designate by notice to the other parties hereto.

14. Arbitration. Any controversy or dispute between the Management Firm and the Leasehold Tenant with respect to the application or interpretation of the terms of this Agreement, except failure of the Leasehold Tenant to pay compensation to the Management Firm as required herein, will be submitted to

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mediation under the National Health Lawyer's Association ("NHLA") Alternative
Dispute Resolution Service Rules of Procedure for Mediation. If any dispute is not resolved by mediation no later than thirty (30) days after its submission to mediation, the dispute shall be submitted to arbitration in accordance with the NHLA Alternative Dispute Resolution Service Rules for Arbitration. The same person may serve as both mediator and arbitrator. Any such arbitration shall be final and binding upon the parties to the fullest extent permitted by Law. The cost of mediation and/or arbitration shall be shared equally by the Leasehold Tenant and the Management Firm; however, each party shall bear the expense of its own attorneys, representatives and witnesses, and the cost of any transcripts or related matters.

15. Compliance with Federal Records Requirements. To the extent required under applicable Law, the Management Firm shall, (and if the Management Firm carries out any of the duties under this Agreement through a subcontract with a related organization and such subcontract has a value or cost of $10,000 or more during any 12-month period, the Management Firm shall cause such subcontract to contain a clause to the effect that the subcontractor shall), until the expiration of four (4) years after the furnishing of services hereunder, make available upon written request by the Secretary of Health and Human Service or the Comptroller General of the United States or any of their duly authorized representatives, this Agreement and the books, documents and records of the Management Firm (or such subcontractor) that are necessary to verify the nature and extent of the costs furnished under this Agreement.

16. Successors and Assigns. The Leasehold Tenant may not assign this Agreement, expressly, by operation of law, or otherwise, without the prior written consent of the Management Firm, which consent may be withheld in the sole discretion of the Management Firm. The Management Firm may not assign this Agreement, expressly, by operation of law, or otherwise, without the prior written consent of the Leasehold Tenant; provided, however, the Management Firm may assign its rights and obligations hereunder without consent to (i) any BCC Affiliate, (ii) collaterally to any lender to the Management Firm or any entity affiliated with the Management Firm and (iii) to the Lessor.

17. Definitions; Interpretation; Miscellaneous. Capitalized terms used but not otherwise defined in this Agreement have the respective meanings specified in Appendix 1 hereto; the rules of

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interpretation and other provisions set forth in Appendix 1 hereto shall apply to this Agreement. All exhibits, schedules, appendices and other attachments to this Agreement are incorporated by reference herein.

18. Compliance With Lease and Working Capital Assurance Agreement. The Management Firm acknowledges and hereby agrees to be bound by the provisions of
Section 22 of the Lease. Further, the Management Firm acknowledges and hereby agrees to be bound by the provisions of Section 12(o) of that certain First Amended and Restated Working Capital Assurance Agreement of even date herewith between BCC and Lessor.

19. Amendment of Original Management Agreement. The parties agree that this Agreement amends and restates the Original Management Agreement in its entirety (including Appendix 1 attached hereto, which has also been amended and restated). However, nothing contained herein shall be deemed to amend or modify in any way the terms of the Original Management Agreement applicable to the period of time prior to the date hereof.


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             IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have affixed their names by their proper officers or duly authorized representatives the day and year first above written.

MANAGEMENT FIRM:                        [     ]
                                        a Delaware corporation


                                        By: /s/ Robin L. Barber
                                            Robin L. Barber,
                                            its Vice President and Secretary


LEASEHOLD TENANT:                       [     ]
                                        a Delaware limited liability company

                                        By: ELDER CARE OPERATORS, LLC,
                                            a Delaware limited liability
                                            company, its Sole Member


                                        By: /s/ Kevin Sherry
                                            Kevin Sherry,
                                            its Sole Member and President

                                      S - 1

                             [Management Agreement]